Exhibit 10.1

September 10, 2007
Scott Siege1
3 Charles Court
Ringoes, New Jersey 08551	via fed ex: 908-237-1980

Dear Scott:

On behalf of the Board of Directors, I am pleased to provide this revised offer to you for the position of Vice President, Corporate Development with Redpoint Bio Corporation (“Redpoint” or the “Company”). This letter sets forth the terms of your employment by the Company, with your first day of employment being September    , 2007.

1.         Position, Duties and Responsibilities

a.       You will report to the Chief Executive Officer of the Company.

b.       This offer of employment is contingent upon (i) your acceptance and execution of the Company’s Agreement Regarding Confidentiality and Inventions (copy attached hereto); (ii) your acknowledgement and acceptance of the Company’s corporate employment policy; (iii) a satisfactory background and reference check and (iv) providing proper documentation demonstrating your eligibility to work in the United States.

2.         Salary and Bonus Compensation

a.       Base Salary: Your base salary will be $18,333.33 per month ($220,000/year), payable bi- monthly. This base salary may be adjusted annually by the Board beginning in January 2008, consistent with your performance and the Company’s policy regarding adjustments in officer compensation established from time to time by the Board. Please note that the initial base salary adjustment that you are eligible to receive will be prorated to reflect the actual number of months that you are employed during 2007.

b.       Signing bonus: You will receive a signing bonus of $55,000 payable in three installments as follows: $25,000 within 10 days of commencement of employment, $15,000 on January 1, 2008 and $15,000 within ten days of the first anniversary of employment.

c.       Bonus Compensation. Beginning for the calendar 2008 year, you will be eligible for an annual target cash bonus of up to thirty per cent (30%) of your base salary. The decision to award a bonus and the amount of the bonus, if any, will be decided by the Board of Directors in its sole discretion based on your contribution and the Company’s performance. The amount of the bonus payable to you, if any, will be paid to you on or after January 1 but not later than March 15 of the calendar year following the calendar year for which the bonus is earned.

3.         Benefits. You will be eligible for the benefits package available to company executives. Enclosed is a summary of those benefits (please note that Company benefits are subject to change at the Company’s discretion). In addition, you will be entitled to annual vacation of up to 20 days, accruing in accordance with regular company policy as outlined in the Company’s Employee Handbook.

4.         Expense Reimbursement. The Company shall reimburse you for all reasonable out-of-pocket expenses which you incur on behalf of the Company, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expense.

5.         Long-Term Incentive Compensation.

a.       Stock Option. We will recommend that the Board of Directors grant to you, effective as of the first Board of Directors meeting after your date of hire, options to purchase an aggregate number of 500,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the underlying common stock on the date of grant. We expect that these options will vest at the rate of 25% after the first year and beginning in the second year on a monthly basis (1/48 of the original grant amount) through years two through four and have a term of 10 years. As with all of the Company’s options, the grant will be subject to execution of a stock option agreement in the form specified by the Board. Additional option grants may be considered annually based upon your performance against objectives, your general contribution towards the company success, and the company’s business situation, all as determined solely at the discretion of the Board of Directors.

b.       Annual Awards. You will be eligible to participate in the Company’s annual awards to executives of long-term incentive compensation, should the Company elect to establish an equity incentive plan. Awards will be based upon performance as determined by the Board’s Compensation Committee.

6.         Change of Control. Immediately upon an acquisition of the Company by merger, the sale of all or substantially all of the Company’s assets, or the purchase of fifty percent (50%) or more of the Company’s voting securities or any other reorganization resulting in a change of fifty percent (50%) or more in the ownership of the Company’s outstanding voting securities (any such action hereinafter to be referred to as a “Change of Control”), regardless of whether or not you shall have voted for such Change of Control as a stockholder or consented thereto in writing, all of your unvested options shall immediately vest and become exercisable.

7.         Term of Employment. Your employment with the Company is “at will” and not for any specified period of time. As a result, either you or the Company are free to terminate your employment at any time for any reason, with or without cause, by giving written notice of such termination.

8.         Effect of Termination. If the Company terminates your employment “Without Cause” (defined below), then you will continue to receive your base salary (based on your base salary prevailing at the time of termination), benefits and the vesting of stock options for twelve (12) months from the date of such termination of your employment (hereafter, the “Severance Period”).

If you are terminated for “Cause” (defined below) or you resign at any time, then you would only be paid all salary and benefits through the date of termination of your employment.

As used in this Section, a termination for “Cause” shall mean a termination for any of the following reasons: (i) engaging in intentional misconduct which materially harms the Company; (ii) being convicted of a felony; (iii) committing an act of fraud against the Company or the willful material misappropriation of property belonging to the Company; (iv) materially breaching the Confidentiality, Nondisclosure, Noncompetition and Invention Assignment Agreement or any other agreement between you and the Company; or (v) willfully disregarding your material duties despite adequate warnings from the Board. With respect to a violation or breach as specified under clauses (iv) or (v) above, “Cause” shall not exist unless you fail to cure such breach or misconduct within twenty (20) days after you are given written notice from the Company specifying such breach and stating that your failure to cure such breach or misconduct will constitute Cause for termination under this agreement. The Company will provide written notice of the reason for termination in the case of any termination for “Cause.” A termination for any other reason shall be a termination “Without Cause.” This regard of duties shall not be interpreted to include any failure to meet sales milestones or other goals established by the Company. An action will not be deemed willful unless performed by the employee in bad faith.

Notwithstanding any provision of this letter to the contrary, if, at the time of your termination of employment with the Company, the Company’s securities are publicly traded on an established securities market and you are a “specified employee” (as defined in section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and the deferral of the commencement of any payments or benefits otherwise payable pursuant to this letter as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under section 409A of the Code, then the Company will defer the commencement of the severance payments described above (without any reduction in such payments ultimately paid or provided to you) that are not paid within the short-term deferral rule under section 409A of the Code and that are in excess of the lesser of (A) two times your then annual compensation or (B) two times the limit on compensation then set forth in section 401(a)(17) of the Code, until the date that is six months following your termination of employment with the Company (or the earliest date as is permitted under section 409A of the Code). Any amounts that are postponed pursuant to section 409A of the Code will be paid in a lump sum payment within 10 days after the end of the six- month period. If you die during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’s estate within 60 days after the date of your death. A “specified employee” means an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its designee. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its designee in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

9.         Arbitration. Any and all disputes between us which arise out of your employment, the termination of your employment, or under the terms of this agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this agreement, any disputes regarding your employment by the Company or the termination thereof, claims for breach of contract or breach or the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of your employment with the Company or its termination. The only claims not covered by this section are the following: (i) claims for benefits under the unemployment insurance or worker’s compensation laws and (ii) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property held or sought by the Company, or which the Company could otherwise seek; in each of these instances such disputes or claims shall not be subject to arbitration, but rather, will be resolved pursuant to applicable law. Binding arbitration will be conducted in Philadelphia, Pennsylvania. The cost of arbitration will be bourn by the Company. The arbitration will be conducted in accordance with the rules and regulations of the American Arbitration Association. The prevailing party shall be awarded its attorneys’ fees and costs and arbitration related expenses from the non-prevailing party. You understand and agree that arbitration shall be instead of any civil litigation, that each side waives its right to a jury trial, and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Any reimbursement that may become payable to you pursuant to this paragraph 9 will be made as soon as practicable following the date on which it is determined that you are the prevailing party and entitled to such reimbursement, but not later than the end of the calendar year following the calendar year in which you are determined to be the prevailing party.

10.       Miscellaneous. This Agreement and the rights and obligations of the parties shall be governed by New Jersey law. Neither party may assign this agreement. In the event that either party believes that the other party has breached this agreement in any way, the party claiming such breach shall give written notice and thirty day opportunity to cure such breach, in the event such breach is curable.

We sincerely hope you will accept our offer: please indicate your acceptance by signing both copies of this letter, returning one to me and retaining the other for your records. If you have any questions concerning this position, please feel free to speak with me.

Sincerely yours,

/s/ F. Raymond Salemme
F. Raymond Salemme
Chief Executive Officer

Accepted:	Scott Siegel	Date:	Sept. 10, 2007

Agreeable Starting Date:	Tentative Oct. 1, 2007

cc: Redpoint Compensation Committee